UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 08, 2009

WEGENER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-11003	81-0371341
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11350 Technology Parkway, Duluth, Georgia 30097
 (Address of principal executive offices, including zip code)

(770) 623-0096
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2009, Ned L. Mountain tendered his resignation as director of Wegener Corporation, a Delaware corporation. Effective October 16, 2009, Mr. Mountain is leaving Wegener Communications, Inc., a Georgia corporation and wholly-owned subsidiary of Wegener Corporation.  Effective October 9, 2009, the Board of Directors appointed C. Troy Woodbury Jr. as CEO of Wegener Corporation and James T. Traicoff was appointed CFO of Wegener Corporation.  Robert Placek remains as Chairman of the Board of Wegener Corporation.

Item 8.01	Other Events.

Assignment and Amendment to revolving line of credit and term loan facility

On October 8, 2009, the Bank of America, N.A. assigned its rights (the “Assignment”) under its Loan and Security Agreement (the “Loan Agreement”) with the Company to The David E. Chymiak Trust Dated December 15, 1999 (the “Trust”).  The Loan Agreement was dated June 5, 1996 and had been subsequently amended eleven times.  In connection with the Assignment, the Trust paid all amounts the Company owed to the Bank of America, N.A., a total of $2,941,000 (the “Bank Payoff Amount”).  Therefore, the Company no longer has a lending relationship with the bank.

Immediately before becoming such assignee, the Trust entered into a twelfth amendment to the Loan Agreement with the Company, dated October 8, 2009 (the “Twelfth Amendment” or the “Amendment”). Such Amendment became effective immediately upon the consummation of the Assignment.  Accordingly, by virtue of the Assignment, the Trust succeeded to all the rights and obligations of Bank of America, N.A. under the Loan Agreement, except as otherwise provided in the Twelfth Amendment.

Among other things, the Twelfth Amendment provides the Company with a maximum loan limit of four million dollars (the “Loan Limit”), which excludes interest.  The term of the Loan Agreement is eighteen (18) months beginning October 8, 2009 (“Original Term”), or upon demand in the event of default as provided by the loan facility, and bears interest at the rate of twelve percent (12%) per annum.  The Amendment automatically renews for successive twelve (12) month periods provided, however, the Trust may terminate the Loan Agreement by providing the Borrower ninety (90) days’ prior written notice of termination at any time beginning on or after ninety (90) days prior to the expiration of the Original Term. Principal and interest shall be payable upon the earlier of the maturity date, an event of default, or 90 days  following the date on which the Trust provides written notice to terminate the agreement.  All principal and interest shall be payable in U.S. dollars and/or such other good and valuable consideration as the parties may agree in good faith at the time payment is due.  The Amendment removed collateral availability advance formula provisions which limited the maximum borrowing to the amount of available collateral and the 2.0% annual facility fee provision.  In addition, the Amendment requires the Company to retain certain executive officers.  The Bank Payoff Amount applies against the Loan Limit.  Currently, approximately $809,000 of the Loan Limit is available to the Company.

David E. Chymiak Promissory Note

On October 1, 2009, David E. Chymiak loaned the Company two hundred and fifty thousand dollars ($250,000) on an unsecured basis.  The loan has an interest rate of 8.0% per year and is due and payable in one lump sum on October 31, 2009.

Strategic Alternatives Committee

Effective October 8, 2009, based on its completion of the financing arrangement with the Trust described above, Wegener Corporation Board of Directors has voted to conclude the Strategic Alternatives review process and disband the Strategic Alternatives Committee of the Board.

On October 14, 2009, Wegener Corporation issued a press release with respect to the Loan Agreement, Twelfth Amendment and Assignment, the appointments of officers and departure of director, and the Strategic Alternatives Committee.  A copy of the Twelfth Amendment  has been furnished to this report as Exhibit 4.1, the Promissory Note in the amount of $250,000 as Exhibit 4.2 and the press release as Exhibit 99.1 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(C)	Exhibits

4.1
Loan and Security Agreement – Twelfth Amendment dated October 8, 2009,  by and between Wegener Communications, Inc. and The David E. Chymiak Trust Dated December 15, 1999, as assignee of the Bank of America, N.A., successor interest by merger to LaSalle Bank National Association, respecting $4,000,000 Loan and Security Agreement.

4.2	Promissory Note, dated October 1, 2009, by and between Wegener Communications, Inc. and David E. Chymiak, respecting $250,000 unsecured loan.

99.1	Press Release of Wegener Corporation issued October 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation

Date: October 14, 2009	By:	/s/ C. Troy Woodbury, Jr.
C. Troy Woodbury, Jr.
Chief Executive Officer

Exhibit Index

Exhibit Number

4.1
Loan and Security Agreement – Twelfth Amendment dated October 8, 2009,  by and between Wegener Communications, Inc. and The David E. Chymiak Trust Dated December 15, 1999, as assignee of the Bank of America, N.A., successor interest by merger to LaSalle Bank National Association, respecting $4,000,000 Loan and Security Agreement.

4.2	Promissory Note, dated October 1, 2009, by and between Wegener Communications, Inc. and David E. Chymiak, respecting $250,000 unsecured loan.

99.1	Press Release of Wegener Corporation issued October 14, 2009.